Exhibit 10.4

Supplemental Agreement

Transferee: Xianning Sanhe Power Equipment Manufacturing Co., Ltd. (Hereinafter referred to as "Party A")

Transferor: Sheng Zhou ID number: 330722197504065911 (Hereinafter referred to as "Party B")

Transferor: Heping Zhang ID number:42230119600815091X (Hereinafter referred to as "Party C")

Party A entered into a Share Purchase Agreement with Party B and Party C on June 21, 2018 and on the same day a supplemental agreement was signed between the parties. Due to the actual operation needs and after negotiations, the parties decide to amend the Article 3 in the original supplemental agreement as follows:

1.	Amendment

The original supplemental agreement provides: After Party A’s acquisition of Hubei Jinli Hydraulic Co., Ltd, Party B and Party C shall cooperate closely with Party A in sales to ensure that sales increase year by year. If the annual net profit exceeds RMB 10 million, Party A shall pay Party B and Party C 20% of the annual net profit as remuneration. If the annual net profit is RMB 5 million to RMB 10 million, Party A shall pay Party B and Party C 10% of the annual net profit as remuneration. The marketing expenses incurred in the course of sale shall be dealt with by Party A, Party B and Party C on a case-by-case basis.

Amended entirely into: After Party A’s acquisition of Hubei Jinli Hydraulic Co., Ltd, Party B and Party C shall cooperate closely with Party A in sales to ensure that sales business has a smooth transition. If the annual net profit exceeds RMB 10 million, Party A shall pay Party B and Party C 20% of the annual net profit as remuneration. If the annual net profit is RMB 5 million to RMB 10 million (including RMB 10 million), Party A shall pay Party B and Party C 10% of the annual net profit as remuneration. The marketing expenses incurred in the course of sale shall be dealt with by Party A, Party B and Party C on a case-by-case basis. This provision is valid for a year after the effective date of the Share Purchase Agreement.

2. Miscellaneous

(1) This supplemental agreement is an important part of the Share Purchase Agreement and original supplemental agreement, and has the same legal effect as the Share Purchase Agreement.

(2) This supplemental agreement shall come into force on the date of signing or sealing by Party A, Party B and Party C. This agreement is made in triplicate, with each party holding one copy.

Party A: Xianning Sanhe Power Equipment Manufacturing Co., Ltd. [Company Seal Affixed Here]

Legal Representative: /s/ Zhou Deng Hua

Party B: /s/ Sheng Zhou	Party C: /s/ Heping Zhang

August 24, 2018	August 24, 2018